UNITED STATES
                       SECURITIES AND EXCHANGE COMMISSION
                             Washington, D.C. 20549

                                     FORM 15

   CERTIFICATION AND NOTICE OF TERMINATION OF REGISTRATION UNDER SECTION 12(g) OF THE SECURITIES EXCHANGE ACT OF 1934 OR SUSPENSION OF DUTY TO FILE REPORTS
   UNDER SECTIONS 13 AND 15(d) OF THE OF THE SECURITIES EXCHANGE ACT OF 1934.

                                                 Commission file Number: 0-27015
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                           Chicken Kitchen Corporation
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             (Exact name of registrant as specified in its charter)


                           770 Ponce de Leon Boulevard
                                    Suite 200
                             Coral Gables, FL 33134
                                  305-774-9700
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          (Address, including zip code, and telephone number, including area code, of registrant's principal executive offices)


                              Class A Common Stock
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            (Title of each class of securities covered by this Form)



                                      NONE
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           (Titles of all other classes of securities for which a duty to file reports under section 13(a) or 15(d) remains)

       Please place an X in the box(es) to designate the appropriate rule provision(s) relied upon to terminate or suspend the duty to file reports:

           Rule 12g-4(a)(1)(i)  [X]        Rule 12h-3(b)(1)(i)  [ ]
           Rule 12g-4(a)(1)(ii) [X]        Rule 12h-3(b)(1)(i)  [ ]
           Rule 12g-4(a)(2)(i)  [ ]        Rule 12h-3(b)(1)(i)  [ ]
           Rule 12g-4(a)(2)(ii) [ ]        Rule 12h-3(b)(1)(i)  [ ]
                                           Rule 15(d)-6         [ ]

                     Approximate number of holders of record
                   as of the certification or notice date:   227
                                                          ------

       Pursuant to the requirements of the Securities Exchange Act of 1934
        Chicken Kitchen Corporation has caused this certification/notice to be signed on its behalf by the undersigned duly authorized person.

             Date: April 20, 2001             By: /s/ Christian de Berdouare
                                                  --------------------------
                                                      Christian de Berdouare
                                                      Chairman, President & CEO